CONFORMIS, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of July 29, 2019 (the “Effective Date”) by and between Conformis, Inc., a Delaware corporation (the “Company”), and Brent Alldredge, an individual residing at 972 Shaddock Park Lane, Allen, TX, 75013 (the “Executive”).
BACKGROUND
A.The Company desires to retain the services of the Executive as a member of the senior management of the Company from the Start Date (defined below). The Company also desires to provide employment security to the Executive, thereby inducing the Executive to continue employment with the Company and enhancing the Executive’s ability to perform effectively.
B.The Executive desires to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.
THE PARTIES AGREE AS FOLLOWS:

1.Title, Duties and Responsibilities.
1.1    Title. The Company will employ the Executive as Chief Legal Officer & Corporate Secretary.
1.2    Duties. The Executive will devote all of the Executive’s business time, energy, and skill to the affairs of the Company; provided, however, that reasonable time for personal business as well as charitable and professional activities will be permitted, including, with the prior written approval of the Company, serving as a board member of non-competing companies and charitable organizations, so long as such activities do not materially interfere with the Executive’s performance of services under this Agreement. The Executive will perform services at the head offices of the Company, which are currently located in Billerica, Massachusetts, unless otherwise agreed by the Company and the Executive in writing. However, the Executive will travel as may be reasonably necessary to fulfill the responsibilities of Executive’s role.
1.3    Performance of Duties. The Executive will discharge the duties described herein in a diligent and professional manner. The Executive will observe and comply at all times with the lawful directives of the Company’s Board of Directors (and its designees, including without limitation the Company’s President and Chief Executive Officer) (the “Board”) regarding the Executive’s performance of the Executive’s duties and with the Company’s business policies, rules and regulations as adopted from time to time by the Company. The Executive will carry out and perform any and all reasonable and lawful orders, directions, and policies as may be stated by Company from time to time, either orally or in writing.
1.4    Start Date. The Executive’s first day of employment shall be July 29, 2019 (the “Start Date”.)

2.    Terms of Employment.
2.1    Definitions. For purposes of this Agreement, the following terms have the following meanings:
(a)    “Accrued Compensation” means any accrued Base Salary, any commissions or similar payments earned by the Executive prior to the date of termination, any Bonus earned by the Executive and approved by the Board prior to the date of termination, any accrued PTO (defined below), and any amounts for reimbursement of any appropriate business expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder, all to the extent unpaid on the date of termination. The Executive’s entitlement to any other compensation or benefit under any plan of the Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.
(b)    “Base Salary” has the meaning set forth in Section 3.1 hereof.
(c)    “Change of Control” means the occurrence of any one of the following: (i) any “person”, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (ii) a sale of assets involving 75% or more of the fair market value of the assets of the Company as determined in good faith by the Board; or (iii) any merger, reorganization or other transaction of the Company whether or not another entity is the survivor, pursuant to which holders of all the shares of capital stock of the Company outstanding prior to the transaction hold, as a group, less than 50% of the shares of capital stock of the Company outstanding after the transaction; provided, however, that neither (A) a merger effected exclusively for the purpose of changing the domicile of the Company in which the holders of all the shares of capital stock of the Company immediately prior to the merger hold the voting power of the surviving entity following the merger in the same relative amounts with substantially the same rights, preferences and privileges, nor (B) a transaction the primary purpose of which is to raise capital for the Company, will constitute a Change of Control. Notwithstanding the foregoing, for any payments or benefits hereunder or pursuant to any other agreement between the Company and the Executive, in either case that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Change of Control must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).
(d)    “Change of Control Period” means the period of time beginning three (3) months immediately preceding any Change of Control and ending twelve (12) months immediately following such Change of Control.
(e)    “Death Termination” means termination of the Executive’s employment because of the death of the Executive.
(f)    “Disability Termination” means termination by the Company of the Executive’s employment by reason of the Executive’s incapacitation due to disability. The Executive will be deemed to be incapacitated due to disability if at the end of any month the Executive is unable to perform substantially all of the Executive’s duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) 90 or more of the normal working days during the 12 consecutive full calendar months then ending. Nothing in this paragraph alters the Company’s obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods.
(g)    “Qualifying Termination” means a termination that: (i) is a Termination for Good Reason by the Executive and/or a Termination Other Than for Cause by the Company; and (ii) occurs at least ninety (90) days following the Effective Date.
(h)    “Severance Period” means the period following the date of a Qualifying Termination, Death Termination, or Disability Termination, as the case may be, that is equal to: (i) one year, in the event of a Qualifying Termination that occurs during a Change of Control Period; and (ii) six months, in all other cases.
(i)    “Termination for Cause” means termination by the Company of the Executive’s employment, pursuant to a reasonable good faith determination by the Company, by reason of (i) the Executive’s dishonesty or fraud, gross negligence in the performance of the Executive’s duties and responsibilities, deliberate violation of a Company policy, or refusal to comply in any material respect with the legal directives of the Board or Chief Executive Officer so long as such directives are not inconsistent with the Executive’s position and duties as described herein; (ii) conduct by the Executive that materially discredits the Company, intentional engagement by the Executive in acts materially detrimental to the Company’s operations or business, persistent or habitual negligence in the performance of the Executive’s duties and responsibilities, or the Executive’s conviction of a felony involving moral turpitude; (iii) the Executive’s incurable material breach of the terms of this Agreement, the Employee Confidential Information, Inventions and Non-Competition Agreement or any other material agreement between the Executive and the Company; or (iv) unauthorized use or disclosure by the Executive of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of the Executive’s position with the Company.
(j)    “Termination for Good Reason” means a Voluntary Termination by the Executive following the occurrence of any of the following events: (i) a material reduction or alteration in the Executive’s job responsibilities or title without the consent of the Executive, provided that, following a Change of Control, neither a change in job title nor a reassignment to a new position will constitute a material reduction in job responsibilities, provided further that the new position is substantially similar in scope and substance to the position held prior to the Change of Control and the new job title reasonably reflects such scope and substance; (ii) relocation by the Company or a subsidiary, parent or affiliate, as appropriate, of the Executive’s work site to a facility or location more than 40 miles from Boston, Massachusetts without the Executive’s consent; (iii) a material reduction in Executive’s then-current base salary without the Executive’s consent, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to the Executive’s by the same percentage amount as part of a general salary level reduction will not constitute such a salary reduction; or (iv) a material breach by the Company of this Agreement (each event a “Good Reason”); provided, however, that no such event or condition shall constitute Good Reason unless (x) the Executive gives the Company a written notice of Termination for Good Reason not more than 30 days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 60 days of its receipt of such notice and (z) the Executive’s Voluntary Termination occurs within the earlier of (i) ninety (90) days following the Company’s receipt of such notice or (ii) thirty (30) days following Executive’s receipt from Company of a notice indicating that it does not intend to correct the grounds for termination and/or that the Company disputes that the grounds for terminations constitute a Qualifying Termination.
(k)    “Termination Other Than For Cause” means termination of the Executive’s employment for any reason other than as specified in Sections 2.1(e), (f), (i) or (l) hereof.
(l)    “Voluntary Termination” means termination of the Executive’s employment by the voluntary action of the Executive other than by reason of a Disability Termination or a Death Termination.
2.2    Employee at Will. The Executive is an “at will” employee of the Company, and the Executive’s employment may be terminated at any time upon a Termination for Cause or a Termination Other than for Cause by the giving of written notice thereof to the Executive, subject to the terms and conditions of this Agreement.

2.3    Termination for Cause. Upon Termination for Cause, the Company will pay the Executive all Accrued Compensation, if any.
2.4    Terminations for Good Reason or Other than for Cause. Upon a Qualifying Termination, the Company will pay the Executive all Accrued Compensation , if any, and for the duration of the Severance Period, the Company will: (1) continue to pay the Executive’s Base Salary at the rate in effect at the time of such Qualifying Termination, payable on the Company’s normal payroll schedule, beginning on the Company’s first regular payroll date that occurs on or after the 30th day following the date of the Qualifying Termination, provided that the Release (as defined below) has been executed and any applicable revocation period has expired as of such date; and (2) provide Executive with continuation of the Executive’s health insurance coverage in effect at the time of such Qualifying Termination under the Company’s group health insurance plans (to the extent allowed under, and subject to the conditions of, the Consolidated Omnibus Budget Reconciliation Act (COBRA)), provided that the Release (as defined below) has been executed and any applicable revocation period has expired as of such date. The Executive’s rights to any compensations or other benefits following a Qualifying Termination, other than Accrued Compensation, are subject to: (1) the execution by Executive of a separation and release agreement in a form to be provided by the Company (the “Release”), including a release of any and all claims against the Company (including, without limitation, its subsidiaries, other affiliates, directors, officers, employees, agents and representatives) related in any way to the Executive’s employment with the Company, such Release to be executed following the Executive’s separation from service with the Company; (2) the expiration of any revocation period provided pursuant to any applicable laws; and (3) Executive’s continued compliance with the ongoing terms of Executive’s Confidentiality, Inventions Assignment and Non-Competition Agreement.
2.5    Disability Termination. The Company may effect a Disability Termination by giving written notice thereof to the Executive. Upon Disability Termination, the Company will pay the Executive all Accrued Compensation, if any.
2.6    Death Termination. Upon a Death Termination, the Executive’s employment will be deemed to have terminated as of the last day of the month during which his death occurs, and the Company will promptly pay to the Executive’s estate Accrued Compensation, if any, and a lump sum amount equal to the Executive’s Base Salary otherwise payable for the Severance Period at the rate in effect at the time of Death Termination.
2.7    Voluntary Termination. The Executive may effect a Voluntary Termination by giving at least 30 days advance written notice to the Company. During such period, the Executive will continue to receive regularly scheduled Base Salary payments and coverage under the Company’s benefit plans in which the Executive is a participant (to the extent allowed under any applicable benefit plans), provided, however, that the Company shall have the right to accelerate the effective date of the Voluntary Termination to any earlier date during such period and pay to the Executive any regularly scheduled Base Salary payments for such period in a lump sum on the date of termination. Following the effective date of a Voluntary Termination, the Company will pay the Executive all Accrued Compensation, if any.
3.    Compensation and Benefits.
3.1    Base Salary. As payment for the services to be rendered by the Executive as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, the Company will pay the Executive a “Base Salary” at the rate of $355,000.08 per year, payable on the Company’s normal payroll schedule. The Executive’s “Base Salary” may be increased in accordance with the provisions hereof or as otherwise determined from time to time by the Board.
3.2    Additional Benefits.
(a)    Benefit Plans. The Executive will be eligible to participate in such of the Company’s benefit plans as are now generally available or later made generally available to senior officers of the Company, including, without limitation, medical, dental, life, and disability insurance plans.
(b)    Expense Reimbursement. The Company agrees to reimburse the Executive for all reasonable, ordinary and necessary travel and entertainment expenses incurred by the Executive in conjunction with the Executive’s services to the Company consistent with the Company’s standard reimbursement policies, subject to Section 6.11(c). The Company will pay travel costs incurred by the Executive in conjunction with the Executive’s services to the Company consistent with the Company’s standard travel policies.
(c)    Paid Time Off. The Executive will be entitled, without loss of compensation, to the amount of Paid Time Off (“PTO”) per year generally available or later made generally available to senior officers of the Company, but in any event not less than five (5) weeks (200 hours) during each calendar year, prorated from the Effective Date. Unused PTO may be accrued by the Executive pursuant to the Company’s standard PTO policies.
(d)    Incentive Compensation. Commencing as of the Effective Date, the Executive will be eligible annually to receive a discretionary year-end bonus of 40% percent of the Executive’s Base Salary, payable in the following calendar year in the form of cash, restricted stock, an option to purchase common stock of the Company, or other form determined by the Board (the “Bonus”). The Bonus will be awarded at the discretion of the Board and may be subject to terms (including, without limitation, incentive targets, goals and/or milestones) as set by the Board and/or Chief Executive Officer, and the bonus will be pro-rated for the 2019 calendar year based on the percentage of the year the Executive is employed by the Company. Any Bonus in the form of an option to purchase Company’s Common Stock will be granted at the then fair market value of such shares pursuant to the Company’s standard form of notice of stock option grant under the Company’s 2015 Stock Option/Stock Issuance Plan or any successor plan(s). The Executive acknowledges that the Company may pay Bonuses in the form of stock, stock options or other non-cash compensation in lieu of cash, and that entitlement to Bonuses and the form thereof (i.e., cash or otherwise) is in the sole discretion of the Board. The Executive must be employed by the Company on the date the Bonus is approved by the Board in order to be eligible to receive such Bonus. For purposes of clarity, a grant of equity or other compensation expressly provided as a long-term incentive or for another expressly stated purpose, or that is not expressly provided as a bonus to Executive, is not a bonus for purposes of this Agreement.
3.3    Options to Purchase Common Stock.
(a)    Option to Purchase Common Stock. The senior management of the Company will recommend that the Board grant you an option to purchase such number of shares of the Company’s common stock, $0.00001 par value per share (the “Common Stock”) as is equal to $125,000.00 divided by the Black Scholes value of an option to purchase a single share of the Company’s Common Stock using, as the exercise price for purposes of calculating the Black Scholes value, the per share average closing price of the Common Stock for the 60 calendar days immediately prior to July 29th 2019 (the “Vesting Start Date”) as reported by the Nasdaq Global Select Market (but no less than $4.00 per share); having an exercise price equal to the fair market value of the Company's common stock as of the grant date and that such stock option shall have a term of ten years (the "Option").
(b)    Vesting. The Option will vest with respect to 33.34% of the total number of shares purchasable upon exercise thereof one year after the Effective Date and ratably on a monthly basis thereafter over an additional two years, and will cease to vest if the Executive’s service as an employee of the Company is terminated for any reason, except as described in Sections 2.4-2.6 and 3.6.
(c)    Form of Option. The Option will be issued pursuant to the Company's standard form of notice of stock option grant under the Company's 2015 Stock Option/Stock Issuance Plan or any successor plan(s) (the "Equity Plan"), and will have such other terms as are set forth in the Company's annual long-term incentive program. The Option will be issued as an “incentive stock option” (“ISO”) to the maximum extent allowed by law, and otherwise, as a “non-statutory option” (“NSO”).
3.4    Grant of Restricted Stock.
(a)    Restricted Stock Award. The senior management of the Company will recommend that the Board award you the right to receive such number of restricted shares of Common Stock, as is equal to $125,000.00 divided by the average per share closing price of the Common Stock for the 60 calendar days immediately prior to the Vesting Start Date as reported by the Nasdaq Global Select Market, (but no less than $4.00 per share) (the "Restricted Stock Award" or “RSA").
(b)    Form of Restricted Stock Agreement. The RSA shall be granted pursuant to the Company’s restricted stock award agreement and pursuant to the Equity Plan, and will have such other terms as are set forth in the restricted stock award agreement and the annual long-term incentive program.
3.5    Vesting. The RSA will vest in equal annual installments over a three (3) year period beginning on the first anniversary of the Effective Date of the Agreement, and will cease to vest if the Executive’s service as an employee of the Company is terminated for any reason, except as described in Sections 2.4-2.5 and 3.6.
3.6    Acceleration of Vesting upon a Change of Control. Upon the occurrence of Qualifying Termination during any Change of Control Period, any outstanding equity awards held by the Executive will become fully vested and exercisable or free from forfeiture or transfer restrictions as of the effective date of the Qualifying Termination (provided that if such Qualifying Termination precedes the Change of Control, such accelerated vesting shall occur on the effective date of the Change of Control).
4.    Proprietary Information. The Executive will as of the Effective Date execute and deliver to the Company the Employee Confidential Information, Inventions and Non-Competition Agreement attached as Exhibit A hereto.
5.    Indemnification. The Company will indemnify and hold harmless the Executive in respect of any liability, damage, amount paid in settlement, cost or expense (including reasonable attorneys’ fees) incurred in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation (whether civil, criminal or administrative) to which the Executive is or was a party, or threatened to be made a party, by reason of the Executive being or having been an officer, director, employee or consultant of the Company or serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise to the full extent required by the Company’s Articles of Incorporation or Bylaws of the Company and not prohibited by applicable law. This Section 5 will survive the termination or expiration of this Agreement.
6.    Miscellaneous.
6.1    Waiver. The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.
6.2    Notices. All notices and other communications under this Agreement must be in writing and must be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three business days after mailing if mailed, to the addresses of the Company and the Executive contained in the records of the Company at the time of such notice. Any party may change such party’s address for notices by notice duly given pursuant to this Section 6.2.
6.3    Headings. The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.
6.4    Governing Law. This Agreement is governed by and, to the extent a dispute arises hereunder, will be construed in accordance with the laws of the Commonwealth of Massachusetts, excluding those laws that direct the application of the laws of another jurisdiction.
6.5     Arbitration. Any controversy or claim arising out of, or relating to, the Executive’s employment with the Company, this Agreement, or the breach of this Agreement (except any controversy or claim arising out of, or relating to, Exhibit A or the breach of Exhibit A) will be settled by arbitration by, and in accordance with the applicable National Rules for the Resolution of Employment Disputes, of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction; provided, however, that nothing in this Section requires the arbitration of disputes or claims for a temporary restraining order or preliminary injunction in cases in which such temporary equitable relief would be otherwise authorized by law. For clarification, but not limitation, the Executive agrees to arbitrate: (i) any claims of unlawful discrimination, harassment, or retaliation under federal, state, or local laws or regulations; (ii) any claim for unpaid or late payment of wages, reimbursement of expenses, or any violation of federal, state, or local wage and hour laws or regulations; (iii) any whistleblower claim or claim alleging unfair business practices under any federal, state or local law; and (iv) any claim arising out of any and all common law claims, including, but not limited to, actions in contract, express or implied (including any claim relating to the interpretation, existence, validity, scope or enforceability of this arbitration provision), estoppel, tort, emotional distress, invasion of privacy, or defamation. The Company shall pay any filing fee and the fees and costs of the Arbitrator(s); provided, however, that if the Executive is the party initiating the arbitration, the Executive will pay an amount equivalent to the filing fee that the Executive would have paid to file a civil action or initiate a claim in the court of general jurisdiction in the state in which the Executive performed services for the Company. Each party shall pay for its own costs and attorneys’ fees, if any; provided, however, that if either party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, the Arbitrator(s) may award reasonable attorneys' fees and/or costs to such prevailing party, applying the same standards a court would apply under the law applicable to the claim(s). Arbitration hearings will be held in Middlesex County, Massachusetts. Both parties expressly waive any right that any party either has or may have to a jury trial of any dispute subject to arbitration under this provision. Except as otherwise required under applicable law, (1) both parties agree that neither will assert class action or representative action claims against the other, whether in arbitration or otherwise, which actions are hereby waived; and (2) each party shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person.
6.6    Survival of Obligations. This Agreement will be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement will not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Executive without the prior written consent of the other party.
6.7    Counterparts and Facsimile Signatures. This Amendment may be executed in one or more counterparts, and by facsimile or scanned and electronically mailed or otherwise electronically transferred signatures, each of which shall be an original document, and all of which together will constitute one and the same instrument.
6.8    Withholding. All sums payable to the Executive hereunder will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.
6.9    Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder will be enforced to the maximum extent possible.
6.10    Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Executive from the Company. For clarity, this Agreement does not affect, alter, terminate or supersede any prior agreements related to grants of equity in Company, including grants of stock in Company and options to purchase stock in Company, except as, and to the extent, expressly provided herein. All modifications to the Agreement must be in writing and signed by each of the parties hereto.
6.11    Compliance with Section 409A.
(a)    Subject to this Section 6.11, any severance payments that may be due under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the

Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to the Executive under this Agreement, as applicable:
(1)    It is intended that each installment of the severance payments under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.
(2)    If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in this Agreement.
(3)    If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A”), then, except as otherwise permitted under Section 409A, any payments that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the date and terms set forth herein.
(b)    The determination of whether and when the Executive’s “separation from service” from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 6.11(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
(c)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(d)    The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, that section.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Company:
/s/ Mark Augusti         Date: 7/29/2019
Mark Augusti
Chief Executive Officer
Conformis, Inc.
600 Technology Park Drive
Billerica, MA 01821

Executive:
/s/ Brent Alldredge         Date: 7/29/2019
Brent Alldredge

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS AND NON-COMPETITION AGREEMENT

THIS EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS AND NON-COMPETITION AGREEMENT (this “Agreement”) confirms the agreement between the undersigned individual (“Employee”) and Conformis, Inc., a Delaware corporation (“Conformis”). This Agreement is effective as of __________, 20___ and is a material part of the consideration for Employee’s employment and promotion by Conformis.
7.    Proprietary Information. Employee understands that Conformis possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” means all forms and types of business, financial, marketing, operations, research and development, scientific, technical, economic, manufacturing and engineering information, whether tangible or intangible, that relates to the present or potential businesses, products or services of Conformis (including any person or entity directly or indirectly controlled by or controlling Conformis, or in which any of the aforesaid have at least a 50% beneficial interest), including without limitation, inventions and ideas (whether or not patentable, copyrightable, or subject to protection as trademark or trade name), trade secrets, original works, disclosures, processes, systems, methods, techniques, improvements, formulas, procedures, concepts, compositions, drawings, models, designs, prototypes, diagrams, flow charts, research, data, devices, machinery, instruments, materials, products, patterns, plans, compilations, programs, sequences, specifications, documentation, algorithms, software, computer programs, source code, object code, know-how, databases, trade names, intellectual property, clinical data and clinical observations, costs of production, price policy and price lists and similar financial data, marketing and sales data, promotional methods, business, financial and marketing plans, technology and product roadmaps, product integration plans, information on strategic partnership and alliances, licenses, customer lists and relationship information, supplier lists and relationship information, employee and consulting relationship information, accounting and financial data, any and all other proprietary information or information which is received in confidence by or for Conformis from any other person irrespective of the medium in which such information is memorialized or communicated.
8.    Conformis Materials. Employee understands that Conformis possesses or will possess “Conformis Materials” which are important to its business. For purposes of this Agreement, “Conformis Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or future/strategic plans of Conformis, whether such documents have been prepared by Employee or by others. “Conformis Materials” also include, but are not limited to, laptops, cell phones, personal digital assistants (PDAs), blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer files, disks, drives, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like. Any property situated on Conformis’ premises and owned by Conformis, including laptops, notebooks, cell phones, PDAs, computer files, emails, disks, drives, and other storage media, filing cabinets or other work areas, are subject to inspection by Conformis personnel at any time with or without notice.
9.    Treatment of Proprietary Information and Conformis Property.
9.1    Relationship. Employee understands that Employee’s employment creates a relationship of confidence and trust between Employee and Conformis with respect to Proprietary Information. Employee further understands that the unauthorized taking of Conformis’ Proprietary Information may result in a civil and/or criminal liability under applicable state or federal law, including without limitation an award for double the amount of Conformis’ damages and attorneys’ fees in the event of willful action.
9.2    Obligations Regarding Proprietary Information. All Proprietary Information and all title, patents, patent rights, copyrights, mask work rights, trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith are and will be the sole property of Conformis. Employee hereby assigns to Conformis any Rights Employee may have or acquire in such Proprietary Information. At all times, both during Employee’s employment by Conformis and after his/her termination by Employee or by Conformis for any or no reason, Employee will keep in confidence and trust and will not use or disclose, lecture upon, or publish any Proprietary Information without the prior written consent of an officer of Conformis except as may be necessary and appropriate in the ordinary course of performing Employee’s duties to Conformis. Employee will obtain Conformis’ written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Conformis and/or incorporates any Proprietary Information. Proprietary Information may be considered technical data that is subject to compliance with the export control laws and regulations of the United States or other countries, and Employee will comply with such laws. Notwithstanding the foregoing, it is understood that, at all such times, Employee is free to use information which is generally known in the trade or industry and which is rightfully received free of a confidentiality obligation, and nothing contained in this Agreement will prohibit Employee from disclosing to anyone the amount of Employee’s own compensation.
9.3    Obligations Regarding Conformis Materials. All Conformis Materials are and will remain the sole property of Conformis. During Employee’s employment by Conformis, Employee will not remove any Conformis Materials from the business premises of Conformis or deliver any Conformis Materials to any person or entity outside Conformis, except as Employee is required to do in connection with performing the Employee’s duties to Conformis. Immediately upon the termination of Employee’s employment by Employee or by Conformis for any or no reason, or during Employee’s employment if so requested by Conformis, Employee will return all Conformis Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee’s personal copies of records relating to Employee’s compensation; (ii) Employee’s personal copies of any materials previously distributed generally to shareholders or stockholders of Conformis; and (iii) Employee’s copy of this Agreement.
9.4    Third Party Information. Employee recognizes that Conformis has received and in the future will receive from third parties their confidential or proprietary information, including but not limited to personally identifiable or health information, subject to a duty on Conformis’ part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Employee owes Conformis and such third parties, both during the term of Employee’s employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with Conformis’ agreement with the third party or as otherwise required by law) or use it for the benefit of anyone other than Conformis or such third party (consistent with Conformis’ agreement with the third party).
10.    Employee Inventions and Works of Authorship.
10.1    Ownership and Assignment. All Inventions (as defined below) will be the sole property of Conformis unless the Invention: (a) was developed entirely on Employee’s own time without using any of Conformis’ equipment, supplies, facilities, or trade secret information; (b) does not relate at the time of conception or reduction to practice of the Invention to Conformis’ business, including, without limitation, patient-specific, patient-matched and patient-engineered orthopedic implants, instruments and surgical procedures, or its actual or reasonably anticipated research or development; and (c) does not result from any work performed by the Employee for Conformis. All such Inventions shall be immediately assignable to Conformis, and, notwithstanding any other documents evidencing assignment that may be executed, this Agreement shall operate to automatically and immediately assign any and all such Inventions. Employee hereby immediately assigns such Inventions and all Rights in them to Conformis. Such assignment shall be to the maximum extent allowed under applicable law.
For purposes of this Agreement, “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by Employee, either alone or jointly with others, during the term of Employee’s employment, including during any period prior to the date of this Agreement. Employee hereby waives and quitclaims to Conformis any and all claims of any nature whatsoever which Employee now or may hereafter have for infringement of any proprietary rights assigned to Conformis. Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
10.2    Disclosure of Inventions. Employee promptly will disclose in writing to Employee’s immediate supervisor, with a copy to the President of Conformis, or to any other persons designated by Conformis, all Inventions. Employee also will disclose to the President of Conformis all things that would be Inventions if made during the term of Employee’s employment, but which were conceived, reduced to practice, or developed by Employee within six months after the termination of Employee’s employment with Conformis, unless Employee can demonstrate that the Invention had been conceived and first reduced to practice by Employee following the termination of Employee’s employment with Conformis and without use of any Proprietary Information or Conformis Materials. Such disclosures will be received by Conformis in confidence (to the extent they are not assigned in this Section 4 and do not extend the assignment made in this Section 4). Employee will not disclose Inventions to any person outside Conformis unless requested to do so by an officer of Conformis. Employee will keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by Conformis) of all Proprietary Information developed by Employee and all Inventions made by Employee during the period of Employee’s employment at Conformis, which records will be available to and remain the sole property of Conformis at all times.
10.3    Further Assurances. Employee will perform, during and after Employee’s employment, all acts deemed necessary or desirable by Conformis to permit and assist it, at Conformis’ expense, in obtaining, maintaining, defending and enforcing Rights with respect to such Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Employee will execute such declarations, assignments, or other documents as may be necessary in the course of Invention evaluation, patent prosecution, or protection of patent or analogous property rights, to assure that title in such Inventions will be held by Conformis or by such other parties designated by Conformis as may be appropriate under the circumstances. Employee irrevocably designates and appoints Conformis and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.
10.4    Moral Rights. Any assignment of copyright pursuant to this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any such action of Conformis that would violate such Moral Rights in the absence of such consent. Employee will confirm any such waivers and consents from time to time as requested by Conformis.
10.5    Pre-Existing Inventions. Employee has attached to this Agreement as Attachment A a complete list of all existing inventions or improvements to which Employee claims ownership as of the date of this Agreement and that Employee desires to specifically clarify are not subject to this Agreement, and Employee acknowledges and agrees that such list is complete. If disclosure of an item on Attachment A would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to list such in Attachment A but is to inform Conformis that all items have not been listed for that reason. A space is provided on Attachment A for such purpose. If no such list is attached to this Agreement, Employee represents that Employee has no such inventions and improvements at the time of signing this Agreement. Employee will not improperly use or disclose any proprietary information or trade secrets of any former employers or other third parties, if any, and Employee will not bring onto the premises of Conformis any unpublished documents or any property belonging to any former employers or other third parties unless consented to in writing by such employers or such other third parties. If, in the course of Employee’s employment with Conformis, Employee incorporates a prior Employee-owned invention into a Conformis product, process or machine, Conformis is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such prior invention for any and all purposes as Conformis determines in its sole discretion. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, prior inventions in any Inventions without Conformis’ prior written consent.
11.    Non-Competition and Non-Solicitation.
11.1    Non-Competition During Employment. Employee agrees that during the term of Employee’s employment with Conformis, Employee shall not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of Conformis, and Employee will not assist any other person or organization in competing with Conformis or in preparing to engage in competition with the business or proposed business of Conformis. The provisions of this section will apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while Employee is employed by Conformis.
11.2    Non-Competition After Employment. Employee agrees that during the Non-competition Period (hereinafter defined), Employee shall not directly or indirectly, without the prior written consent of Conformis, either on Employee’s own behalf or on behalf of any third party, compete with Conformis in the development, engineering, marketing, management, production, sale or distribution of Competitive Products (hereinafter defined) in the Territory (hereinafter defined). “Non-competition Period” shall mean the twelve (12) month period commencing upon termination of Employee’s employment with Conformis ; provided that the period shall be extended for so long as Employee violates the non-competition obligation set forth herein and for any period(s) of time required for litigation to enforce its provisions. “Competitive Products” shall mean (a) any replacement or resurfacing implants for a knee joint or a hip joint and (b) patient-specific orthopedic products and services that are manufactured using, or that employ, a medical image for the purpose of performing medical or surgical procedures on a knee joint or a hip joint and (c) other products that fall within the research and development activities of Conformis at the time of Employee’s termination. “Territory” shall mean anywhere in the world. Conformis and I mutually agree that the following consideration supports my promises, undertakings, and obligations under this Section 11.2 regarding post-employment non-competition: the Option to purchase common stock and the Restricted Stock Award set forth in my offer letter at Sections 6 and 7, which consideration I acknowledge and agree is adequate, fair, reasonable, and mutually agreed upon.]
11.3    Non-solicitation; Non-interference. Employee agrees that during the term of Employee’s employment with Conformis and the Non-competition Period, Employee will not directly or indirectly, without the prior written consent of Conformis, either on Employee’s own behalf or on behalf of any third party, (i) disrupt, damage, impair or interfere with the business of Conformis whether by way of interfering with or raiding Conformis’ directors, officers, employees, agents, consultants, vendors, suppliers, and partners with which Conformis does business, or in any manner attempting to persuade, solicit, recruit, encourage or induce any such persons to discontinue their relationship with Conformis, or (ii) solicit, service, accept orders from, or otherwise have business contact with any customer or potential customer of Conformis with whom Employee had any contact during the one year period preceding Employee’s termination of employment, if such contact could directly or indirectly divert business from or adversely affect the business of Conformis. However, this obligation will not affect any responsibility Employee may have as an employee of Conformis with respect to the bona fide hiring and firing of Conformis personnel.
11.4    Acknowledgement. Employee understands and recognizes that (i) during and as a result of Employee’s employment by Conformis, Employee will acquire experience, skills and knowledge related to Conformis’ business and will become familiar with Conformis’ Proprietary Information; (ii) his/her working for a competitor of Conformis would lead to the inevitable disclosure of Conformis’ Proprietary Information; (iii) the goodwill to which Employee may be exposed in the course of employment belongs exclusively to Conformis; (iv) in the course of Employee’s employment with Conformis, customers and others may come to recognize and associate Employee with Conformis, its products and services, and that Employee will thereby benefit from Conformis’ goodwill; and (v) if Employee were to engage in competition with Conformis, directly or indirectly, Employee would thereby usurp Conformis’ goodwill.
11.5    Reasonableness. Employee acknowledges and agrees that because of the nature of Conformis’ products, services and customers, because of Employee’s position with Conformis and because of the scope of Conformis’ business, the restrictions contained in this Section 5 are reasonable and necessary for the protection of the business and goodwill of Conformis. If at any time the provisions of this Section 5 shall be deemed invalid or unenforceable or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or overbroad in any manner, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement; and Conformis and Employee agree that the provisions of this Section 5, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
12.    No Conflict With Other Agreements. Employee represents and warrants that (a) the performance of Employee’s employment with Conformis and all the terms of this Agreement will not breach or conflict with any other agreement to which Employee is a party, including without limitation, any confidentiality agreement, nondisclosure agreement, non-competition and/or non-solicitation agreement, employment agreement, proprietary rights agreement or the like, (b) Employee will abide by all such agreements to the extent required by law, (c) Employee has delivered to Conformis a copy of all such agreements that may bear on Employee’s employment with Conformis, and (d) Employee has not entered into, and will not enter into, any agreement either written or oral in conflict herewith or in conflict with Employee’s employment with Conformis. If Employee is requested to perform any task on behalf of Conformis that would violate any outstanding obligations of any kind that Employee has to any of Employee’s prior employers or third parties, Employee shall contact Conformis’ human resources or legal departments as soon as possible to resolve the issue.
13.    At Will Employment. This Agreement is not a contract guaranteeing employment of a specified length, and each of Employee and Conformis has the right to terminate Employee’s employment at any time, for any or no reason, with or without cause.
14.    Termination Certificate. Upon termination of Employee’s employment by Employee or by Conformis for any or no reason, Employee will execute and deliver to Conformis a termination certificate substantially in the form attached to this Agreement as Attachment B.
15.    Limitation of Application; Independent Agreement. Employee acknowledges that (a) this Agreement does not purport to set forth all of the terms and conditions of Employee’s employment and, as an employee of Conformis, Employee has obligations to Conformis which are not set forth in this Agreement, (b) this Agreement is a separate binding obligation independent of Employee’s employment or continued employment by Conformis and (c) any breach or alleged breach by Conformis of any obligation to Employee of any nature shall not affect in any manner the binding nature of Employee’s obligations under this Agreement and Employee WAIVES any defense based on any alleged material breach by Conformis of any of its obligations to Employee in regard to any claim against Employee alleging breach of this Agreement.
16.    Survival; Forwarding of Agreement. This Agreement shall survive any and all changes in terms and conditions of Employee’s employment with Conformis and any break in Employee’s service or employment with Conformis. All of the provisions of this Agreement will continue in effect after termination of Employee’s employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on Employee’s part. Employee will notify any future client, employer or potential employer or client of Employee’s obligations under this Agreement. Conformis is entitled to communicate Employee’s obligations under this Agreement to any future employer or potential employer.
17.    Equitable Relief. Conformis has expended substantial efforts to maintain the confidentiality and proprietary nature of the information described in this Agreement and would be materially and irreparably injured by an unauthorized disclosure of any of that information. Any breach of this Agreement will result in irreparable and continuing damage to Conformis for which there can be no adequate remedy at law, and in the event of any such breach, Conformis will be entitled to immediate injunctive relief and other equitable remedies (without any need to post any bond or other security) in addition to such other and further relief as may be proper.
18.    Disputes. Any dispute in the meaning, effect or validity of this Agreement will be resolved in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions. The exclusive venue for any disputes relating to this Agreement will be in Middlesex County, Massachusetts. The non-prevailing party in any dispute will pay the prevailing party’s attorneys’ fees and costs relating to such dispute.
19.    Severability. If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion(s) will be revised to make them legal and enforceable. The remainder of this Agreement will otherwise remain in full force and effect and enforceable in accordance with its terms.
20.    Assignment; Binding Nature. Conformis may assign this Agreement, or any rights or obligations herein, in connection with the transfer or sale of all or substantially all of its assets or stock, without any consent of, or notice to, Employee to be effective. This Agreement will be binding upon Employee, Employee’s heirs, executors, assigns, and administrators and will inure to the benefit of Conformis, its subsidiaries, successors and assigns.
21.    Entire Agreement; Modification in Writing. This Agreement contains the entire agreement and understanding between the parties hereto, and supersedes all prior and contemporaneous agreements, terms and conditions, whether written or oral, made by the parties hereto concerning the specific subject matter of this Agreement. This Agreement can only be modified by a subsequent written agreement executed by the Employee and an executive officer of Conformis.

22.    Acknowledgement. Employee acknowledges that this Agreement is a condition of Employee’s employment with Conformis, and that Employee has had a full and adequate opportunity to read, understand and discuss with Employee’s advisors, including legal counsel, the terms and conditions contained in this Agreement prior to signing hereunder.
[Remainder of Page Intentionally Left Blank]

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE ORIGINAL COUNTERPART WILL BE RETAINED BY CONFORMIS AND THE OTHER ORIGINAL COUNTERPART WILL BE RETAINED BY ME.

IN WITNESS WHEREOF, CONFORMIS AND I HAVE EXECUTED THIS EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS AND NON-COMPETITION AGREEMENT AS OF __________________, 20__.

Employee’s Signature

Type/Print Employee’s Name

Address:

Fax Number:

E-mail:

AGREED TO:

CONFORMIS, INC.

By:

Name:
Title:

22